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                                                                 Exhibit (d)(11)






June 17, 2002



Mr. Craig A. Dynes
Vice President, Chief Financial Officer
SilverStream Software, Inc.
Two Federal Street
Billerica, MA  01821-3559


Dear Craig:

As you know, Novell, Inc. ("Novell") has entered into a merger agreement with SilverStream Software, Inc. ("SilverStream"), dated June 9, 2002, (the "Merger Agreement"), pursuant to which Delaware Planet Inc., a wholly-owned subsidiary of Novell ("Novell Subsidiary") will make a cash tender offer to acquire all of the outstanding stock of SilverStream (the "Offer"). After consummation of the Offer, Novell Subsidiary will be merged with and into SilverStream, with SilverStream becoming the surviving corporation and a wholly-owned subsidiary of Novell (the "Merger").

The purpose of this letter agreement is to (i) confirm the terms of your continued employment with SilverStream or Novell for a minimal period of 2 months after consummation of the merger, and (ii) confirm your reaffirmation of the terms of SilverStream's Standard Employee Agreement, as set forth on Exhibit A (the "SilverStream Agreement"), or, if you have not previously executed the SilverStream Agreement, your agreement to the terms of the SilverStream Agreement, in either case as further modified by this letter; provided, however, that the foregoing shall not become effective if the Merger is not consummated. More specifically, in consideration of the position and benefits outlined in this letter, to induce Novell to enter into the Merger Agreement and to perform its obligations thereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, by signing this letter, you agree to the reaffirmation of the SilverStream Agreement, or, in the event you have not previously executed the SilverStream Agreement, to execute the SilverStream Agreement, in either case as further modified by this letter; provided, however, that the foregoing shall not become effective if the Merger is not consummated. You will have the following title and be eligible for the following benefits after the Merger:
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         -        After consummation of the Merger, you will be employed by
                  SilverStream or Novell in your current position of Vice President, Chief Financial Officer with a rate of pay equal to $7,916.66 semi-monthly (less applicable withholding), which is $190,000.00 annualized (less applicable withholding), payable in accordance with SilverStream's or Novell's payroll practices. Such rate of pay is exclusive of bonuses, commissions and other incentive pay you may receive during your employment.

         - If the Merger is consummated, your outstanding SilverStream stock options, whether or not vested or exercisable as of the date of the consummation of the Merger, will be assumed by Novell and converted into stock options to acquire Novell stock (subject to the Merger's exchange ratio, as will be set forth in the Merger Agreement), with continued vesting and exercisability in such options on the vesting and exercisability schedule effective immediately prior to their assumption.

         - If the Merger is consummated, if your employment with SilverStream or Novell is terminated (i) due to your resignation or (ii) by SilverStream or Novell for any reason other than Cause (as defined below), after the consummation of the Merger; provided in either case you execute, and do not revoke, a release of claims in a form satisfactory to Novell, you will receive severance benefits in an amount that is equal to one year of your then current annual base salary, as in effect immediately prior to your termination of employment. Such severance benefits shall be in lieu of any severance program or plan maintained by SilverStream or Novell, and shall be paid to you in one lump sum (less applicable withholding) after your termination of employment with SilverStream or Novell in accordance with SilverStream's or Novell's payroll practices.


                        In addition, if the Merger is consummated, with respect to the SilverStream stock options that were granted to you in connection with your employment by SilverStream prior to the date of this agreement, if your employment is terminated (i) due to your resignation or (ii) by SilverStream or Novell for any reason other than cause after the consummation of the Merger, then that portion of such stock options that would have become vested and exercisable within the one year period after your termination of employment, shall become vested and exercisable as of the date of your termination of employment with SilverStream or Novell and such option shall remain exercisable for the period specified in the relevant stock option plan or agreement; the remaining unvested options shall be forfeited.

         - Novell intends to continue SilverStream's current employee benefits programs after the Merger through December 31, 2002. While you are employed by SilverStream or Novell, you will be eligible to participate in these employee benefit programs at the same levels and with the same benefits, in the aggregate, as other similarly-situated employees of SilverStream or Novell. If the Merger is consummated, if your employment with SilverStream or Novell is terminated (i) due to your resignation or (ii) by SilverStream or Novell for any reason other than Cause, after the consummation of the Merger, if you elect to receive healthcare benefits under COBRA, Novell will make COBRA healthcare (medical and dental) payments on your behalf to the applicable medical and/or dental insurance provider for a period that is no longer than 12 months after your termination of employment.

         - Provided that you remain employed by SilverStream or Novell for a minimum of 2 months after the consummation of the Merger, or such longer period as mutually agreed to between you and SilverStream or Novell, you will receive a cash stay bonus equal to 50% of your base salary earned during the stay period (excluding vacation hours taken), plus an additional month's base salary (less applicable withholding). This stay bonus will be paid to you after your termination of employment with SilverStream or Novell in accordance with SilverStream's or Novell's payroll practices. If you voluntarily resign from SilverStream or Novell prior to the end of the requested stay period or are terminated by SilverStream or Novell for Cause prior to the end of the requested stay period, you will not receive any portion of the stay bonus. If your employment with SilverStream or Novell terminates for any reason other than that provided in the preceding sentence, you will be entitled to the stay bonus that you would have been provided if you remain employed by SilverStream or Novell for the entire stay period.

         - As a condition to receiving the title and benefits described above in connection with your continued employment with SilverStream or Novell after consummation of the Merger, you must reaffirm your acceptance to the terms of the SilverStream Agreement in its entirety, or, if you have not previously executed the SilverStream Agreement, you agree to execute the SilverStream Agreement, except that in either case, the SilverStream Agreement shall be amended to provide that (i) the non-solicitation period in Section 3 thereof shall continue for a period of two years after your termination or cessation of employment for any reason, (ii) the term "Company" shall be amended to mean the Company and all of its subsidiary and affiliated companies as they may exist from time to time, whether or not you are employed by any such subsidiary or affiliated companies, (iii) the second sentence of Section 6(d) shall be deleted, and (iv) the term "Development" shall be amended to include intellectual property owned by you, or in which you have an interest, that is or has been incorporated in a Company product, service, process, software or other property. In addition, after consummation of the Merger, you will be required to execute Novell's Code of Business Ethics, which is required for all employees of Novell and its subsidiaries.

For purposes of this letter, "Cause" shall mean your (i) demonstrably willful or deliberate violation of your obligations with respect to your employment with SilverStream or Novell, (ii) engaging in willful misconduct which is injurious to SilverStream or Novell or their affiliates, (iii) committing a felony, an act of fraud against or the misappropriation of property belonging to SilverStream or Novell or their affiliates, (iv) breaching, in any material respect, terms of any confidentiality or proprietary information agreement between you and SilverStream or Novell, or (v) breaching any written noncompetition or nonsolicitation agreement between you and SilverStream or Novell.

Please signify acceptance of this offer of continued employment with SilverStream or Novell, as well as your reaffirmation of the SilverStream Agreement, or, in the event you have not previously executed the SilverStream Agreement, you execute the SilverStream Agreement, in either case as further modified by this letter, by executing this letter agreement. You must return an executed copy of this letter agreement and an executed copy of the SilverStream Agreement, if you have not previously executed such agreement, to Alan Friedman at Novell's Cambridge, MA headquarters no later than Monday, June 17, 2002. Please understand that your employment with SilverStream or Novell constitutes at-will employment.

If you have any questions or wish to discuss this letter, please contact me.

Sincerely,




Alan J. Friedman
Senior Vice President, People

ACKNOWLEDGED AND AGREED


/s/ Craig A. Dynes
-----------------------
Craig A. Dynes


Dated: June   17  , 2002.
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                                    EXHIBIT A

                    SILVERSTREAM STANDARD EMPLOYEE AGREEMENT



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                    SILVERSTREAM STANDARD EMPLOYEE AGREEMENT

This agreement is made between SilverStream Software Inc. (the "Company"), and __________________________________________ (the "Employee").

In consideration of the employment or the continued employment of the Employee by the Company, the Company and the Employee agree as follows:

1.   PROPRIETARY INFORMATION

a) The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company's business, business relationships or financial affairs (collectively, "Proprietary Information") is and will continue to be the exclusive property of the Company. In order to illustrate this definition, Proprietary Information may include, without limitation, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contact at or knowledge of customers or prospective customers of the Company, as well as materials and tangible property of customers of the Company or suppliers to the Company. The Employee will not communicate any Proprietary Information to any person or entity other than employees of the Company or use Proprietary Information for any purpose (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without activity by the Employee.

b) The Employee agrees to return promptly to the Company, upon (i) a request by the Company or (ii) termination of his/her employment, whichever is earlier, all Proprietary Information and all tangible property furnished to or prepared by the Employee in the course of or relating to his/her employment. After such delivery, the Employee shall not keep any Proprietary Information or copies of Proprietary Information or any such tangible property.

2.   DEVELOPMENTS

a) The Employee will make full and prompt communication to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by the Company, whether or not during normal working hours or on the premises of the Company (collectively, "Developments").

b) The Employee agrees to transfer and does hereby transfer to the Company (or any person or entity designated by the Company) all his/her rights, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 2(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made by the Employee not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information. If this Agreement is interpreted under the laws of any state that does not permit a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 2b will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.

c) In the event that the Company decides that any Development is copyrightable or patentable or otherwise registrable, the Employee agrees to assist the Company (at its expense) in obtaining and maintaining letters, patents, or other applicable registrations and in vesting the Company with full title. If the Company is unable to obtain the signature of the Employee on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Development, the Employee irrevocably appoints the Company and each of its authorized officers and agents as the Employee's agent to


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
    do all lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protection with the same force and effect as if executed and delivered by the Employee.

3.  NON-SOLICITATION AND NON-COMPETITION

While the Employee is employed by the Company and for a period of one year after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly

a) recruit, solicit, hire or engage as an independent contractor, any employee of the Company, or induce or attempt to induce any employee of the Company to terminate his/her employment with the Company;

b) solicit, divert or take away, or attempt to divert or to take away any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Employee while employed by the Company.

In addition, if the Employee is a Vice President-, Director- or Senior Developer-level employee, then, for a period of one year after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly in the geographic territory or territories where the Company does business, as an individual proprietor, partner, officer, employee, director, joint venturer, consultant or in any other capacity whatsoever (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a publicly held company), develop, design, produce, market, sell or render (or assist any other person in developing, designing, producing, marketing, selling or rendering) products or services competitive with those developed, designed, produced, marketed, sold or rendered by the Company while the Employee was employed by the Company;

If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

4.  OTHER AGREEMENTS

The Employee hereby states that, except as the Employee has disclosed in writing to the Company, the Employee is not obligated by the terms of any agreement with any previous employer or other party to not use or communicate any trade secret or confidential or proprietary information in the course of his/her employment with the Company or to not compete, directly or indirectly, with the business of such previous employer or any other party. The Employee further states that he/she will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others.

5.  NOT EMPLOYMENT CONTRACT

The Employee understands that this Agreement is not a contract of employment and does not mean that his/her employment will continue for any period of time. The Employee understands that all employment with the Company is on an "at will" basis.

6.  MISCELLANEOUS

a) Even if one or more of the provisions of this Agreement is found to be unenforceable or invalid, the remainder will remain valid and enforceable.

b) This Agreement replaces all previous agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed, or terminated in whole or in part, except by an agreement in writing signed by the Employee and the Company.



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
c) No failure to exercise or delay in exercising any right under this Agreement by the Company or the Employee will be a waiver of this Agreement.

d) This Agreement will be binding upon the Employee's heirs, executors and administrators and may be assigned by the Company and its successors and assigns. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate of the Company to whom the Employee may be transferred without the necessity that this Agreement be re-executed at the time of such transfer.

e) The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall be entitled to specific performance and other injunctive relief.

f) This Agreement is to be interpreted by the laws of the Commonwealth of Massachusetts. Any legal proceeding which is commenced to resolve any dispute arising under this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the parties consent to the jurisdiction of such court.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

WITNESS                       SILVERSTREAM SOFTWARE INC.

Date:                         By:
     _________________           ____________________________________
                                 Charles C. Cabot III, Vice President
                                 Human Resources

                              EMPLOYEE:


                              _______________________________________
                              Signature

                              Date:
                                    _________________________________



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